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                                                                       Exhibit 5

March 1, 2000


Securities and Exchange Commission
450 Fifth Street
Judiciary Plaza
Washington, D.C.  20549

         Re: Registration Statement on Form S-8

Ladies and Gentlemen:

I am Senior Counsel to Education Management Corporation, a Pennsylvania corporation (the "Registrant"), and in such capacity I have acted as counsel to the Registrant in connection with the Registrant's Registration Statement on Form S-8 (the "Registration Statement") registering a total of 2,500,000 shares of Common Stock of the Registrant under the Education Management Corporation 1996 Stock Incentive Plan, as amended (the "Plan").

I am of the opinion that, subject to the effectiveness of the Registration Statement, the shares of Common Stock of the Company to be sold pursuant to the Plan will be legally and validly issued, fully paid and non- assessable. In giving this opinion, I assume that the shares of Common Stock to be sold pursuant to the Plan will be issued in accordance with the terms of the Plan.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.

Very truly yours,


/s/ Kathleen Clover
Senior Counsel